Exhibit 5.1
May 21, 2007
STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016
Re:      Registration Statement on Form S-3
Ladies and Gentlemen:
     I have acted as counsel to STAAR Surgical Company (the “Company”), a Delaware corporation, in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering for resale of up to 70,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), by the selling stockholder named therein (the “Selling Stockholder”). The Shares may be purchased by the Selling Stockholder pursuant to a Warrant Agreement between the Selling Stockholder and the Company dated March 21, 2007 (the “Warrant Agreement”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
     In my capacity as General Counsel to the Company, based on my familiarity with the affairs of the Company and on my examination of the law and documents I have deemed relevant, I am of the opinion that the Shares, when issued by the Company in accordance with the Warrant Agreement (including the receipt by the Company of payment in full of the exercise price as set forth in the Warrant Agreement and the delivery to the Selling Stockholder of certificates for the Shares against such payment) and sold by the Selling Stockholder as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.
     My opinion is limited to matters governed by the federal laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.
     I consent to the use of this opinion as an exhibit to the Registration Statements and further consent to all references to this opinion in the Registration Statements, the prospectus constituting a part thereof, including the Prospectus Supplement, and any amendments thereto.

Very truly yours,
/s/ Charles Kaufman
Charles Kaufman
General Counsel